Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Phillip G. Creek
    Senior Vice President, Chief Financial Officer
    M/I Schottenstein Homes, Inc.
    (614) 418-8011
    www.mihomes.com

M/I Schottenstein Homes Reports
Record New Contracts and Backlog

Columbus, Ohio (October 9, 2003) - M/I Schottenstein Homes, Inc. (NYSE:MHO) announced record New Contracts for the three and nine-month periods ended September 30, 2003 and record Backlog as of September 30, 2003.

New Contracts of 1,127 and 3,611 for 2003’s three and nine-month periods ended September 30, 2003 increased 6% and 12%, respectively over the 1,059 and 3,223 reported in the comparable periods of 2002 – both are the highest amounts reported for these periods in the Company’s 27-year history.

Homes Delivered in 2003’s third quarter were 1,048 compared to 2002’s third quarter of 1,067. For the nine-months ended September 30, 2003, Homes Delivered were 2,809 compared to 2002’s record performance of 2,953.

Representing the highest reported unit and sales value amounts in the Company’s history, Backlog of homes at September 30, 2003 reached 3,123 units with a sales value of $789 million. The Backlog of homes at September 30, 2002 was 2,601 units with a sales value of $626 million. The average sales price of homes in backlog at September 30, 2003 rose to a record $253,000, a 5% increase over 2002’s average sales price of $241,000. M/I had 140 active subdivisions at September 30, 2003 compared to 146 at September 30, 2002.

The Company expects to report third quarter financial results on October 28. You are invited to listen to the conference call over the Internet at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes website at www.mihomes.com , click on "Investor Relations" and select "Listen to the Conference Call." The call, along with non-GAAP financial measures, will be available through October 28, 2004.

M/I Schottenstein Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 53,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and Palm Beach County, Florida; Charlotte and Raleigh, North Carolina; Virginia and Maryland.

M/I SCHOTTENSTEIN HOMES, INC.
Homebuilding Operational Data

	New Contracts			Homes Delivered
	Three months ended			Three months ended
	September 30,			September 30,

			%			%
	2003	2002	Change	2003	2002	Change

Ohio &
Indiana	642	668	(4)	719	725	(1)

Florida	374	268	40	216	210	3

NC, VA
& MD	111	123	(10)	113	132	(14)

	1,127	1,059	6	1,048	1,067	(2)

	Nine months ended			Nine months ended
	September 30,			September 30,

			%			%
	2003	2002	Change	2003	2002	Change

Ohio &
Indiana	2,362	2,091	13	1,818	1,920	(5)

Florida	895	708	26	667	629	6

NC, VA
& MD	354	424	(17)	324	404	(20)

	3,611	3,223	12	2,809	2,953	(5)

Backlog

	September 30, 2003			September 30, 2002

		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Ohio &
Indiana	2,067	$ 495	$240,000	1,757	$ 401	$228,000

Florida	769	$ 188	$245,000	565	$ 124	$219,000

NC, VA
& MD	287	$ 106	$370,000	279	$ 101	$362,000

	3,123	$ 789	$253,000	2,601	$ 626	$241,000